EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE             Contact:  John W. Conlon,
May 10, 2001                                Chief Financial Officer
                                            (740) 373-3155


                            PEOPLES BANCORP INCREASES
                               QUARTERLY DIVIDEND
                  ____________________________________________

         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (Nasdaq: PEBO) today declared a quarterly dividend of $0.15 per share.
         The second quarter dividend represents a 7.1% increase compared to the previous quarter. The second quarter dividend payout of approximately $975,000 on an estimated 6.5 million shares outstanding is payable July 2, 2001, to shareholders of record at June 15, 2001.
         Peoples Bancorp Inc., a diversified financial services company with $1.2 billion in assets, offers a complete line of banking, investment, and insurance solutions through Peoples Bank's 40 offices and 27 ATM's in Ohio, West Virginia, and Kentucky. Peoples Bancorp's common stock is traded on the NASDAQ exchange under the symbol PEBO. Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's Internet banking product, at www.peoplesbancorp.com.


                                 END OF RELEASE